Exhibit 99.1

Diamondback Energy, Inc. Announces Commencement of Tender Offer by Energen
Corporation for Any and All of Energen Corporation’s 4.625% Senior Notes Due 2021

MIDLAND, Texas, May 18, 2020 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback" or the "Company") today announced that its wholly-owned subsidiary, Energen Corporation ("Energen"), has commenced a cash tender offer to purchase any and all of Energen’s 4.625% Senior Notes due 2021. As of May 15, 2020, Energen had $400 million aggregate principal amount of the notes outstanding. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of May 18, 2020, and a notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on May 22, 2020, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the "Expiration Time").

Holders of the notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive total cash consideration of $1,010.00 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on May 26, 2020. Tendered notes may be withdrawn at any time at or prior to the Expiration Time. Energen reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including Energen’s receipt of an equity contribution from Diamondback in an amount that is sufficient to fund the purchase of the notes validly tendered and accepted for purchase pursuant to the tender offer and to pay all fees and expenses associated with the equity contribution and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase, related letter of transmittal and notice of guaranteed delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 628-8510 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers only), at the following web address: http://www.dfking.com/energen.

Persons with questions regarding the tender offer should contact the lead dealer manager: J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Liability Management Group, Collect: (212) 834-4087, Toll-Free by telephone at (866) 834-4666. Energen has retained Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as co-dealer managers.

None of Energen, Diamondback, the dealer managers, the tender offer agent, the information agent or the trustee for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their notes and, if so, the principal amount of notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback (or Energen) assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, particularly the consummation of the proposed transactions described above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management. Specifically, neither Diamondback nor Energen can assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission ("SEC"), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Neither Diamondback nor Energen undertakes any obligation to update or revise any forward-looking statement.